TII NETWORK TECHNOLOGIES REPORTS

FOURTH QUARTER 2008 RESULTS

EDGEWOOD, NY – March 18, 2009 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported results of operations for the three and twelve months ended December 31, 2008.

Net sales for the quarter ended December 31, 2008 were $7.9 million compared to $12.0 million in the comparable prior year quarter, a decrease of $4.0 million or 33.7%. For the year ended December 31, 2008, net sales were $35.2 million compared to $46.8 million in the prior year, a decrease of $11.7 million or 24.9%. The decreases were primarily due to the sharp downturn in economic activity which has negatively impacted the markets for the Company’s products and, during the fourth quarter of 2008, the absence of, and during the year ended December 31, 2008 lower sales of, the Company’s HomePlug® products.

Operating income for the quarter ended December 31, 2008 was $154,000 compared to $688,000 in the comparable prior year quarter, a decrease of $534,000. Operating income for the year ended December 31, 2008 was $1.4 million compared to $1.5 million in the prior year, a decrease of $140,000 or 9.3%. The decreases in both periods were primarily attributable to the decrease in sales, partially offset by a reduction in operating expenses. The improvement in operating expenses in the 2008 periods from the 2007 periods were primarily attributable to decreases in salary and related benefits resulting from a decrease in headcount in 2008, a decrease in consulting and other professional fees resulting from Sarbanes Oxley compliance in 2007, and a decrease in fees related to the implementation of our new enterprise resource planning system implemented in 2007.

For the quarter ended December 31, 2008, net loss was $68,000, or $0.01 per diluted share, compared to net income of $6.1 million, or $0.44 per diluted share, for the same prior year period, a decrease of $6.1 million. The current quarter results include a tax provision of $219,000 compared to a tax benefit of $5.3 million in the same prior year period. For the year ended December 31, 2008, net income was $578,000, or $0.04 per diluted share, compared to $6.4 million, or $0.48 per diluted share, for the year ended December 31, 2007, a decrease of $5.9 million. The current year period results include a tax provision of $810,000 compared to a tax benefit of $4.8 million in the prior year. The tax benefit in the 2007 periods resulted from a reduction of our deferred tax asset valuation allowance and is net of Federal and state taxes on pre-tax income at statutory rates.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “The deterioration of the economy has caused a contraction in the telecom equipment market, our principal market. Our ability to maintain operating profitability for the full year, despite a reduction in sales, results from the operating improvements we have made over the last few years, additional cost reduction initiatives we executed in 2008 and the success of our product development strategy.

Although sales were down, our financial position remains strong. Most importantly, our cash has increased by $5.0 million to $8.3 million, we do not have any funded debt and we own our facility.

Our financial strength is enabling us to continue the execution of our strategy of investing in new products and developing our sales channels. These are unprecedented times and the macroeconomic events occurring in the global economy are continuing to affect our markets, which are likely to decline further before they improve. Based on the level of our sales thus far in 2009, we expect to report lower sales in the first quarter of 2009 than in the fourth quarter of 2008. However, as the economy improves, we expect Tii to benefit from the stronger market position we are achieving.”

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the Communications Industry for use in their networks.  Our products are typically found outdoors in the service provider’s distribution network, at the interface where the service provider’s network connects to the user’s network, and inside the user’s home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors. Among those factors are:

•	general economic and business conditions, especially as they pertain to the Telco industry;
•

potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that may be impacted by the current economic climate, particularly in the United States;

•

the ability to market and sell products to new markets beyond our principal copper-based Telco market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	the ability to timely develop products and adapt our existing products to address technological changes, including changes in our principal market;
•	competition in our traditional Telco market and new markets we are seeking to penetrate;
•	dependence on, and ability to retain, our “as-ordered” general supply agreements with our largest customer and ability to win new contracts;
•	dependence on third parties for certain product development;
•

dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan;

•	weather and similar conditions, particularly the effect of typhoons on our assembly and warehouse facilities in the Pacific Rim;
•	the ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

We undertake no obligation to update any forward-looking statement to reflect events after the date of this Report.

CONTACT:

TII Network Technologies, Inc.

(631) 789-5000

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TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three months ended December 31,		Years ended December 31,
	2008	2007	2008	2007
	(unaudited)
Net sales	$7,942	$11,984	$35,190	$46,846
Cost of sales	5,582	7,670	23,178	32,204

Gross profit	2,360	4,314	12,012	14,642
Gross profit %	29.7%	36.0%	34.1%	31.3%

Operating expenses:
Selling, general and administrative	1,784	2,964	8,610	10,926
Research and development	422	662	2,040	2,214
Total operating expenses	2,206	3,626	10,650	13,140

Operating income	154	688	1,362	1,502

Interest expense	(1)	(2)	(8)	(12)
Interest income	3	48	39	172
Other (expense) income	(5)	21	(5)	9

Income before income taxes	151	755	1,388	1,671

Income tax provision (benefit)	219	(5,301)	810	(4,769)

Net (loss) income	$(68)	$6,056	$578	$6,440

Net (loss) income per common share:
Basic	$(0.01)	$0.46	$0.04	$0.50
Diluted	$(0.01)	$0.44	$0.04	$0.48

Weighted average common shares outstanding:
Basic	13,560	13,300	13,540	12,821
Diluted	13,560	13,670	13,745	13,502

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$8,282	$3,261
Accounts receivable, net of allowance of $88 and $90 at December 31, 2008 and 2007, respectively	3,906	6,994
Inventories, net	9,031	9,219
Deferred tax assets, net	697	674
Other current assets	175	372
Total current assets	22,091	20,520

Property, plant and equipment, net	8,877	9,680
Deferred tax assets, net	8,599	9,358
Other assets, net	154	93
Total assets	$39,721	$39,651

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,090	$2,301
Accrued liabilities	652	1,856
Total current liabilities and total liabilities	2,742	4,157

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, including 30,000 shares of series D junior participating; no shares outstanding	—	—
Common stock, par value $.01 per share; 30,000,000 shares authorized; 13,787,429 shares issued and 13,769,792 shares outstanding as of December 31, 2008, and 13,499,541 shares issued and 13,481,904 shares outstanding as of December 31, 2007	138	135
Additional paid-in capital	42,262	41,358
Accumulated deficit	(5,140)	(5,718)
	37,260	35,775
Less: Treasury shares, at cost, 17,637 common shares at December 31, 2008 and December 31, 2007	(281)	(281)
Total stockholders’ equity	36,979	35,494

Total liabilities and stockholders’ equity	$39,721	$39,651